U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Rosenwald, M.D., Lindsay A.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Paramount Capital Asset Management, Inc.,
   787 Seventh Avenue, 48th Floor
--------------------------------------------------------------------------------
                                    (Street)

   New York                NY                  10019
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Cell Therapeutics, Inc. (CTIC)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   May 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   May 2000
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/10/00      P                 9,014      A      $13.020   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/11/00      P                27,043      A      $14.534   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/12/00      P                60,096      A      $17.973   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/15/00      P                36,058      A      $18.922   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 6,010      A      $19.685   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                12,019      A      $19.828   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 6,010      A      $19.313   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                 6,010      A      $19.063   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                 6,010      A      $19.375   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/18/00      P                 6,010      A      $20.078   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/19/00      P                 6,010      A      $20.063   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/24/00      P                 6,010      A      $16.060   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/25/00      P                 6,010      A      $15.280   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/30/00      P                 4,807      A      $15.800   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                18,029      A      $16.365   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                 6,010      A      $16.060   3,455,210(1)  I         By The Aries Master
                                                                                                                 Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/10/00      P                 4,837      A      $13.043   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/11/00      P                14,510      A      $14.555   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/12/00      P                32,245      A      $17.993   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/15/00      P                19,347      A      $18.943   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 3,224      A      $19.710   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 6,449      A      $19.850   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 3,224      A      $19.337   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                 3,224      A      $19.087   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                 3,224      A      $19.400   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/18/00      P                 3,224      A      $20.078   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/19/00      P                 3,224      A      $20.063   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/24/00      P                 3,224      A      $16.060   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/25/00      P                 3,224      A      $15.280   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/26/00      P                 3,750      A      $14.250   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/26/00      P                 3,750      A      $14.438   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/30/00      P                 2,580      A      $15.800   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                 9,673      A      $16.365   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                 3,224      A      $16.060   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/10/00      P                 1,149      A      $13.020   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/12/00      P                 7,659      A      $17.973   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/15/00      P                 3,447      A      $14.534   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/15/00      P                 4,595      A      $18.922   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                   766      A      $19.685   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                 1,532      A      $19.828   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/16/00      P                   766      A      $19.313   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                   766      A      $19.063   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/17/00      P                   766      A      $19.375   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/18/00      P                   766      A      $20.078   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/19/00      P                   766      A      $20.063   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/24/00      P                   766      A      $16.060   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/25/00      P                   766      A      $15.280   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/26/00      P                 1,250      A      $14.250   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/26/00      P                 1,250      A      $14.438   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/30/00      P                   613      A      $15.800   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                 2,298      A      $16.365   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               05/31/00      P                   766      A      $16.060   3,455,210(1)  I         By Aries Domestic
                                                                                                                 Fund II, LP(2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        5)       5)
------------------------------------------------------------------------------------------------------------------------------------
N/A
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)   See Attachment A.
(2) Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of each of the Aries Domestic Fund, L.P. ("Aries I") and Aries Domestic Fund II, L.P. ("Aries II"), each a Delaware limited partnership, and also serves as the investment manager of the Aries Master Fund II, a Cayman Island exempted company (the "Master Fund"), which also owns securities of the Issuer. Dr. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16a-(a)(1) of the Securities Exchange Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein, if any.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Lindsay A. Rosenwald                                 June 13, 2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                         Date
     Lindsay A. Rosenwald, M.D.
     Chairman
     Paramount Capital Asset Management, Inc.
     Investment Manager - Aries Master Fund II
     General Partner - Aries Domestic Fund, L.P.
     General Partner - Aries Domestic Fund II, L.P.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                  ATTACHMENT A

Securities beneficially owned by Dr. Rosenwald are presented on an as-converted basis and consist of the following:

1.    973,918 shares of Common Stock owned directly by Dr. Rosenwald;

2. 780,578 shares of Common Stock issuable upon conversion of 1,688 shares of Series D Convertible Preferred Stock; Warrants to purchase 257,219 shares of Common Stock; and 610,047 shares of Common Stock purchased in the open market owned by the Aries Master Fund II;

3. 316,301 shares of Common Stock issuable upon conversion of 684 shares of Series D Convertible Preferred Stock; Warrants to purchase 104,229 shares of Common Stock; and 314,007 shares of Common Stock purchased in the open market owned by the Aries Domestic Fund, L.P.; and

4. 24,509 shares of Common Stock issuable upon conversion of 53 shares of Series D Convertible Preferred Stock; Warrants to purchase 8,076 shares of Common Stock; and 66,326 shares of Common Stock purchased in the open market owned by the Aries Domestic Fund II, L.P.